EXHIBIT 10.9

                     AUGUST 13, 1997 AMENDMENT TO OPTION AND
                            STOCK PURCHASE AGREEMENT


                                 August 13, 1997



     Mr. Lance D'Ambrosio
     Wireless Cable & Communications, Inc.
     102 West 500 South, Suite 320
     Salt Lake City, Utah  84101

     Re:..........................Caracas Viva Vision TV, S.A.

     Dear Lance:

                      On November 8, 1996, Wireless Cable & Communications, Inc. ("WCCI") entered into an Option and Stock Purchase Agreement (the AAgreement@) with the shareholders of Caracas Viva Vision TV, S.A. ("Viva") for the purchase of their shares in Viva. On July 24, 1997, WCCI and Viva entered into an agreement (the AJuly Amendment@) which modified, as among WCCI, Caribbean Communications Group, S.A. ("CCG") and Donald Williams ("Williams"), the consideration that CCG and Williams would receive upon WCCI's exercise of the option.

                      Based on the parties= further negotiations, they have agreed to another amendment of the consideration to be paid to Williams and CCG at the closing of the Agreement. The parties= present agreement is as follows:

     a) Instead of delivering $216,485 at closing, WCCI will deliver the amount of $400,000. Or of that amount, $200,000 will be in the form of cash or other readily available funds, and the balance ($200,000) will be represented by a promissory note in the form of Exhibit "A" hereto. The entire $400,000 will be made payable to CCG.

     (b) Instead of delivering WCCI common shares having an aggregate value (based on the PASJ Investment Amount, as defined in the July Amendment) of $3,550,000, WCCI will deliver to CCG and Williams WCCI common shares having an aggregate value of $3,548,250. Common shares having a value of $1,623,250 will be delivered to CCG and common shares having a value of $1,925,000 will be delivered to Williams.

     (c) Instead of WCCI delivering 355,000 Series B preferred shares to Williams and CCG, it will deliver 354,825 Series B preferred shares. CCG will receive 162,325 of those shares, and Williams will receive 192,500 of those shares.

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                      The   parties   further    understand   and   agree   that
     Comunicaciones Centuri\n S.A. has loaned Viva certain amounts, which are not reflected on the financial statements delivered by Viva upon the execution of the Agreement in November of 1996 and which arose after that date. The parties shall promptly determine the exact amount of the Centuri\n loans, which in all events shall be limited to no more than $400,000. All such amounts shall be due and payable no earlier than August 15, 2000.

                      Except as set forth in this letter, the Agreement, as amended (including by the July Amendment), remains in full force and effect.

                      If WCCI agrees to the amendments to the Agreement as described herein, please signify that agreement by executing this letter in the space provided below.

                                                Sincerely,

                                                Caracas Viva Vision TV, S.A.
                                                By:      /s/Donald A. Williams
                                                Its:       President


     ACCEPTED AND AGREED:

     Wireless Cable & Communications, Inc.

     By:      /s/ Lance D=Ambrosio
     Its:      CEO
     Dated: 8/13/97

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